Exhibit 99.1

NEWS RELEASE
ROTTERDAM, The Netherlands, May 2, 2011
LyondellBasell Reports First-Quarter 2011 Results
Margin Expansion Drives Strong Results
First-Quarter 2011 Highlights
•	Net income of $660 million; Diluted earnings per share of $1.15

•	Quarterly EBITDA of $1,402 million; 84 percent increase from fourth quarter 2010, 119 percent increase from first quarter 2010

•	Sales of $12.3 billion, a 15 percent increase from fourth quarter 2010

•	Margin expansion in global Olefins & Polyolefins, U.S. Refining, and Oxyfuels businesses

•	Significant dividend from Saudi Arabian joint venture
     LyondellBasell Industries (NYSE: LYB) today announced net income for the first quarter 2011 of $660 million, or $1.15 per share. First-quarter 2011 EBITDA was $1,402 million, an 84 percent increase from the fourth quarter 2010 figure which excludes a $323 million lower of cost or market (LCM) inventory adjustment. Sales in the first quarter were $12,252 million, an increase of 15 percent from the prior quarter.
     Comparisons with the prior quarter and first quarter 2010 are available in the following table.
Table 1 — Earnings Summary (a)

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
Millions of U.S. dollars (except share data)	2011	2010	2010
Sales and other operating revenues	$12,252	$10,610	$9,755
Net income(b)	660	766	8
Diluted earnings per share (U.S. dollars)	1.15	1.34	NA
Diluted share count (millions)	569	566	NA
EBITDA (c)	1,402	1,085	640
EBITDA excluding 2010 LCM inventory valuation adjustments	1,402	762	640

(a)	For all periods prior to May 1, 2010, EBITDA is calculated using a current cost inventory basis. For periods on and after May 1, 2010, net income and EBITDA are calculated using the LIFO (Last-In, First-Out) method of inventory accounting.

(b)	Includes net income (loss) attributable to non-controlling interests. See Table 11.

(c)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to net income.
     During the first quarter 2011, results improved across all business segments. Most notable were improvements in global Olefins & Polyolefins and the Refining & Oxyfuels segment as increased margins were realized in spite of significant crude oil price increases during the quarter.
LyondellBasell Industries
www.lyondellbasell.com

     In addition, results reflect the following:
Table 2 — Charges (Benefits) Included in Net Income

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
Millions of U.S. dollars (except share data)	2011	2010	2010
Pretax charges (benefits):
Charge/(benefit) — Reorganization items	$2	$2	$(207)
LCM inventory valuation adjustments	—	(323)	—
Warrants — mark to market	59	55	—
Impairments	5	28	3
Premiums and charges on early repayment of debt	—	27	—
Gain on sale of Flavors & Fragrances business	—	(64)	—
Insurance settlement	(34)	—	—
Provision for (benefit from) income tax related to these items	11	124	71
After-tax effect of net charges (credits)	43	(151)	(133)
Effect on diluted earnings per share	(0.08)	$0.27	NA
     “During the first quarter, we again demonstrated the earnings potential of our company as margins increased in nearly all businesses compared to the fourth quarter 2010 despite significant raw material pricing pressures,” said LyondellBasell Chief Executive Officer Jim Gallogly. “Our EBITDA of $1.4 billion reflects solid operations, an improved cost structure and improving markets, particularly in the U.S.,” Gallogly continued.
     “In U.S. olefins operations, we continued to optimize plant operations to take advantage of low-cost ethane while in European olefins we saw a recovery of margins from depressed fourth quarter levels. We received an $82 million dividend from one of our Saudi Arabian joint ventures during the quarter. Our Intermediates & Derivatives segment delivered record quarterly results as higher propylene prices were largely passed through,” said Gallogly. “In our Refining & Oxyfuels segment, we completed a major turnaround at our Houston refinery fluid catalytic cracker, and we are realizing the benefits of the upgrade. The Maya 211 spread increased more than $5 per barrel this quarter to nearly $24 per barrel, and oxyfuels spreads have rebounded from their typical winter lows,” Gallogly said.
OUTLOOK
     Commenting on the near-term outlook, Gallogly said, “The second quarter is off to a good start. Conditions experienced in the first quarter were maintained and, in some areas, improved during April. We continue to advance our internal programs and are taking another step towards reducing our debt by redeeming 10 percent of our outstanding 8% Notes due in 2017. On May 5, we will hold our Annual Meeting of shareholders in Rotterdam. Items to be voted upon at the meeting include expanding the Supervisory Board and initiating a dividend.”
LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
     LyondellBasell operates in five business segments: 1) Olefins & Polyolefins — Americas; 2) Olefins & Polyolefins — Europe, Asia, International; 3) Intermediates & Derivatives; 4) Refining & Oxyfuels; and 5) Technology.
LyondellBasell Industries
www.lyondellbasell.com

Olefins & Polyolefins — Americas (O&P-Americas) — The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.
Table 3 — O&P-Americas Financial Overview (a)

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
Millions of U.S. dollars	2011	2010	2010
Operating income	$421	$446	$145
EBITDA	484	505	274
EBITDA excluding LCM charges	484	342	274

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.
     Three months ended Mar. 31, 2011 versus three months ended Dec. 31, 2010 — Excluding a $163 million non-cash LCM reversal in the fourth quarter 2010, underlying EBITDA increased $142 million versus the fourth quarter 2010. Olefins profitability improved approximately $70 million as an average ethylene sales price increase of approximately 2 cents per pound was coupled with an approximately 3 cent per pound decrease in the company’s average cost-of-ethylene-production to drive margins higher. Higher sales volumes contributed to an approximately $30 million improvement of polyethylene (PE) results compared to fourth quarter 2010. Polypropylene (PP) profits for the first quarter increased approximately $10 million. Total polyolefins sales volumes were approximately equal to fourth-quarter volumes.
     Three months ended Mar. 31, 2011 versus three months ended Mar. 31, 2010 — O&P-Americas results improved significantly versus the first quarter 2010. Olefins results improved primarily due to improved margins. PE results improved approximately $140 million versus the prior year period largely due to significantly improved margins and increased volumes. PP results were largely unchanged compared to the prior year period.
Olefins & Polyolefins-Europe, Asia, International (O&P-EAI) — The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and Polybutene-1 resins.
Table 4 — O&P-EAI Financial Overview (a)

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
Millions of U.S. dollars	2011	2010	2010
Operating income (loss)	$179	$66	$71
EBITDA	333	125	152
EBITDA excluding LCM charges	333	115	152
LyondellBasell Industries
www.lyondellbasell.com

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.
     Three months ended Mar. 31, 2011 versus three months ended Dec. 30, 2010 — Excluding a $10 million non-cash LCM reversal in the fourth quarter 2010, EBITDA increased by $218 million versus the fourth quarter 2010. Olefins results improved approximately $100 million from the fourth quarter due to increased volumes and significantly improved margins. Polyethylene and polypropylene results were approximately equal to the prior period while PP compounding profits increased approximately $10 million from fourth quarter 2010 primarily as a result of increased volumes. An $82 million dividend received from our Saudi Ethylene and Polyethylene Company joint venture accounted for the majority of the $96 million of dividends received from joint ventures during the first quarter 2010.
     Three months ended Mar. 31, 2011 versus three months ended Mar. 31, 2010 — EBITDA increased $181 million versus the first quarter 2010. Improved olefins and polypropylene margins and increased dividends from joint ventures accounted for the majority of the improved performance compared to the prior year period. Increased sales volumes of most products also contributed to the improvement.
Intermediates & Derivatives (I&D) — The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol); acetyls, and ethylene oxide and its derivatives.
Table 5 — I&D Financial Overview (a)

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
Millions of U.S. dollars	2011	2010	2010
Operating income	$234	$196	$123
EBITDA	270	228	196
EBITDA excluding LCM charges	270	211	196

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8. I&D results in Table 5 do not reflect the $64 million gain on the sale of the Flavors & Fragrances (F&F) business on December 22, 2010. The $64 million gain appears as “Income (loss) from discontinued operations, net of tax” on the income statement (Table 11).
     Three months ended Mar. 31, 2011 versus three months ended Dec. 30, 2010 — Excluding a non-cash LCM inventory reversal of $17 million in the fourth quarter 2010, EBITDA increased $59 million versus the fourth quarter 2010. Increased sales volumes, partially as a result of seasonal deicer sales, were partially offset by slightly lower margins in PO and PO derivatives. Intermediates profitability increased significantly versus the fourth quarter as ethylene oxide/ethylene glycol and TBA intermediates accounted for the majority of the improvement.
LyondellBasell Industries
www.lyondellbasell.com

     Three months ended Mar. 31, 2011 versus three months ended Mar. 31, 2010 — I&D EBITDA increased $74 million compared to the first quarter 2010. PO and PO derivatives EBITDA increased primarily due to higher margins for most products. Improved Intermediates results versus the prior year period were mainly the result of higher sales volumes of most products and higher acetyls and ethylene oxide/ethylene glycol margins.
Refining & Oxyfuels (R&O) — The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, petrochemical raw materials, methyl tertiary butyl ether (MTBE) and ethyl tertiary butyl ether (ETBE).
Table 6 — R&O Financial Overview (a)

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
Millions of U.S. dollars	2011	2010	2010
Operating income (loss)	$164	$144	$(128)
EBITDA	210	212	3
EBITDA excluding LCM charges	210	79	3

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.
     Three months ended Mar. 31, 2011 versus three months ended Dec. 31, 2010 — Excluding a non-cash LCM reversal of $133 million in the fourth quarter 2010, EBITDA increased $131 million versus the fourth quarter 2010. Houston refinery financial performance improved approximately $80 million versus fourth quarter 2010. First-quarter Houston refinery results include a $34 million insurance settlement. Crude oil volume at the Houston refinery increased by approximately 25,000 barrels per day (9 percent of nameplate capacity) compared to the fourth quarter primarily due to the absence of unplanned outages experienced during the fourth quarter 2010. Refining margins improved as the average industry benchmark margin increased approximately $5 per barrel during the quarter. Also notable during the quarter was the completion of the Fluid Catalytic Cracking Unit (FCCU) turnaround at the Houston refinery. At the Berre refinery, volumes increased approximately 21,000 barrels per day while margins decreased slightly as naphtha price did not keep pace with increased crude oil costs. Oxyfuels results improved compared to the fourth quarter 2010 as seasonally higher margins accounted for the majority of the approximately $40 million EBITDA increase.
     Three months ended Mar. 31, 2011 versus three months ended Mar. 31, 2010 — Segment EBITDA increased $207 million versus the first quarter 2010. At the Houston refinery, an increase in the industry benchmark margin of approximately $8 per barrel was the primary contributor to the improved results. Berre refinery results were relatively unchanged. Oxyfuels results improved primarily as a result of strength in gasoline pricing versus the prior year period.
LyondellBasell Industries
www.lyondellbasell.com

Technology Segment — The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.
Table 7 — Technology Financial Overview (a)

	Three months ended
	Mar. 31,	Dec. 31,	Mar. 31,
Millions of U.S. dollars	2011	2010	2010
Operating income	$66	$8	$31
EBITDA	91	44	47
EBITDA excluding LCM charges	91	44	47

(a)	For all periods prior to May 1, 2010, operating income and EBITDA are calculated on a current cost inventory basis. For periods on and after May 1, 2010, operating income and EBITDA are calculated using the LIFO method of inventory accounting. See Table 8.
     Three months ended Mar. 31, 2011 versus three months ended Dec. 31, 2010 — Results improved due to increased polyolefin catalyst sales and licensing income and the absence of the $17 million fourth-quarter 2010 LIFO inventory adjustment.
     Three months ended Mar. 31, 2011 versus three months ended Mar. 31, 2010 — Results improved primarily due to increased licensing income versus the prior year period.
Liquidity
     Company liquidity, which we define as cash and cash equivalents plus funds available through established lines of credit, was approximately $6.3 billion at Mar. 31, 2011. The $6.3 billion of liquidity consisted of approximately $4.4 billion cash, approximately $1.4 billion of undrawn funds available through the $1.75 billion asset-based loan facility and approximately $0.6 billion available through the €450 million European securitization facility.
Capital Spending
Capital expenditures, including maintenance turnaround, catalyst and information technology related expenditures, were $221 million during first quarter 2010.
CONFERENCE CALL
     LyondellBasell will host a conference call today, May 2, 2011, at 10:30 a.m. ET. Participating on the call will be: Jim Gallogly, Chief Executive Officer; Kent Potter, Executive Vice President and Chief Financial Officer; Sergey Vasnetsov, Senior Vice President — Strategic Planning and Transactions; and Doug Pike, Vice President of Investor Relations. The toll-free dial-in number in the U.S. is 888-982-4611. For international numbers, please go to our website, www.lyondellbasell.com/teleconference, for a complete listing of toll-free numbers by country. The pass code for all numbers is 9777386.
LyondellBasell Industries
www.lyondellbasell.com

     A replay of the call will be available from 2:00 p.m. ET May 2 to 8:00 a.m. ET on June 2. The replay dial-in numbers are
800-964-3620 (U.S.) and +1 203-369-3425 (international). The pass code for each is 5674.
     A copy of the slides that accompany the call will be available on our website at http://www.lyondellbasell.com/earnings.
ABOUT LYONDELLBASELL
     LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies. The company manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive components, home furnishings, construction materials and biofuels. More information about LyondellBasell can be found at www.lyondellbasell.com.
FORWARD-LOOKING STATEMENTS
     The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil and natural gas; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; current and potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our substantial debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2010, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.
LyondellBasell Industries
www.lyondellbasell.com

NON-GAAP MEASURES
     This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.
We have included EBITDA in this press release, as we believe that EBITDA is a measure commonly used by investors. However, EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. For purposes of this release, EBITDA for predecessor periods means earnings before interest, taxes, depreciation, amortization and restructuring costs, as adjusted for other items management does not believe are indicative of the Company’s underlying results of operations such as impairment charges, reorganization items, the effect of mark-to-market accounting on our warrants and current cost inventory adjustments. EBITDA for successor periods means earnings before interest, taxes, depreciation and amortization, as adjusted for the same items, to the extent applicable in the successor periods. EBITDA also includes dividends from joint ventures. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternatives to operating cash flows as a measure of our liquidity.
     Reconciliations of non-GAAP financial measures to their nearest comparable GAAP financial measures are provided in the financial tables at the end of this release.
OTHER FINANCIAL MEASURE PRESENTATION NOTES
     As a result of the Company’s reorganization proceedings and its emergence from Chapter 11, financial results are prepared and disclosed for a predecessor company for the time period before May 1, 2010, and the successor company for time periods after April 30, 2010, the date of emergence. For financial accounting purposes, the predecessor and successor companies are considered to be two separate entities. Further, the reorganization under Chapter 11 and the application of fresh-start accounting make comparisons of the predecessor and successor periods difficult. The primary impacts affecting the comparisons include (i) significant changes to our inventory valuations; (ii) lower depreciation and amortization expense; and (iii) lower interest expense. In connection with the application of fresh-start accounting, we were required to write our inventory up to fair market value,
LyondellBasell Industries
www.lyondellbasell.com

which was significant given the high crude oil prices at April 30, 2010. However, in the fourth quarter 2010, prices rose to levels close to those at April 30, 2010, and it became necessary to reverse significant portions of the LCM charges taken in the second and third quarters. The lower depreciation and amortization expenses in the successor period are the result of the revaluation of assets in connection with fresh-start accounting. Lower interest expense is the result of the substantial changes to the balance sheet as a result of the reorganization.
     Prior to emergence from Chapter 11, we utilized a combination of First-In, First-Out and Last-In, First-Out inventory methods for financial reporting. For purposes of evaluating segment results, management reviewed operating results using current cost, which approximates LIFO. As supplementary information, and for our segment reporting, we provide EBITDA information on a current cost basis for periods prior to our emergence from Chapter 11. Since emergence from Chapter 11, we have utilized the LIFO inventory methodology and EBITDA information for periods after our emergence is on a LIFO basis. The combined financial results and measures that are disclosed in this press release, including EBITDA, therefore use both current cost and LIFO methodologies.
     This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
###
Source: LyondellBasell
Media Contact: David Harpole (713) 309-4125
Investor Contact: Doug Pike (713) 309-4590
LyondellBasell Industries
www.lyondellbasell.com

Table 8 — Reconciliation of Segment Information to Consolidated Financial Information

	Predecessor	Successor
	2010		2011
(Millions of U.S. dollars)	Q1	Q4	Q1
Sales and other operating revenues: (a)
Olefins & Polyolefins — Americas	$3,020	$3,155	$3,572
Olefins & Polyolefins — Europe, Asia, International	3,119	3,342	3,988
Intermediates & Derivatives	1,316	1,361	1,648
Refining & Oxyfuels	3,415	4,051	4,720
Technology	110	133	139
Other/elims	(1,225)	(1,432)	(1,815)

Total	$9,755	$10,610	$12,252

Operating income (loss): (a)
Olefins & Polyolefins — Americas	$145	$446	$421
Olefins & Polyolefins — Europe, Asia, International	71	66	179
Intermediates & Derivatives	123	196	234
Refining & Oxyfuels	(128)	144	164
Technology	31	8	66
Other	(59)	(16)	1
Current cost adjustment	184	—	—

Total	$367	$844	$1,065

Depreciation and amortization:
Olefins & Polyolefins — Americas	$119	$58	$58
Olefins & Polyolefins — Europe, Asia, International	81	53	57
Intermediates & Derivatives	69	28	34
Refining & Oxyfuels	135	43	42
Technology	17	32	24
Other	3	(7)	—

Total	$424	$207	$215

EBITDA: (a)(b)
Olefins & Polyolefins — Americas	$274	$505	$484
Olefins & Polyolefins — Europe, Asia, International	152	125	333
Intermediates & Derivatives	196	228	270
Refining & Oxyfuels	3	212	210
Technology	47	44	91
Other	(32)	(29)	14

Total EBITDA	640	1,085	1,402
2010 LCM inventory valuation adjustments	—	(323)	—

Total excluding 2010 LCM inventory valuation adjustments	$640	$762	$1,402

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins — Americas	$69	$56	$66
Olefins & Polyolefins — Europe, Asia, International	59	43	42
Intermediates & Derivatives	7	32	5
Refining & Oxyfuels	64	52	101
Technology	10	9	7
Other	4	12	1

Total	213	204	222
Deferred charges included above	(74)	(4)	(1)

Capital expenditures(c)	$139	$200	$221

(a)	For periods prior to May 1, 2010, Predecessor segment operating income and EBITDA were determined on a current cost basis. For periods following May 1, 2010, Successor operating income and EBITDA were determined using the LIFO method of inventory accounting.

(b)	See Table 9 for a reconciliation of total EBITDA, excluding LCM inventory valuation adjustments, to net income.

(c)	Deferred IT spending is excluded from capital expenditures for all periods presented. Turnarounds, which are classified as property, plant and equipment from May 1, 2010, were excluded from capital expenditures for periods prior to May 1, 2010.

Table 9 — Reconciliation of EBITDA to Net Income

	Predecessor
	2009
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD
Segment EBITDA:(a)
Olefins & Polyolefins — Americas	$20	$207	$272	$244	$743
Olefins & Polyolefins — Europe, Asia, International	(5)	109	186	51	341
Intermediates & Derivatives	148	110	143	134	535
Refining & Oxyfuels	93	62	107	(7)	255
Technology	66	101	66	76	309
Other	68	(52)	9	28	53

Total EBITDA	390	537	783	526	2,236
LCM inventory valuation adjustments	—	—	—	—	—

Total EBITDA excluding LCM inventory valuation adjustments	$390	$537	$783	$526	$2,236

Add:
Income (loss) from equity investment	(20)	22	(168)	(15)	(181)
Unrealized foreign exchange (loss) gain	15	98	141	(61)	193
Deduct:
Depreciation and amortization	(416)	(479)	(443)	(436)	(1,774)
Impairment charge	—	(5)	—	(12)	(17)
Reorganization items	(948)	(124)	(928)	(961)	(2,961)
Interest expense, net	(425)	(498)	(441)	(413)	(1,777)
Joint venture dividends received	(2)	(7)	(12)	(5)	(26)
Benefit from income taxes	432	87	332	560	1,411
Current cost adjustment to inventory	(41)	18	88	(36)	29
Other	(2)	(2)	(3)	3	(4)

LyondellBasell Industries net loss	(1,017)	(353)	(651)	(850)	(2,871)
Less: Net loss attributable to non-controlling interests	1	2	1	2	6

	$(1,016)	$(351)	$(650)	$(848)	$(2,865)

(a)	For periods prior to May 1, 2010, Predecessor segment operating income and EBITDA were determined on a current cost basis.

Table 9 — Reconciliation of EBITDA to Net Income

	Predecessor		Successor	Combined	Successor		Predecessor	Successor	Combined	Successor
	2010									2011
		April 1 -	May 1 -				January 1 -	May 1 -
(Millions of U.S. dollars)	Q1	April 30	June 30	Q2	Q3	Q4	April 30	December 31	YTD	Q1
Segment EBITDA: (a)
Olefins & Polyolefins — Americas	$274	$216	$198	$414	$492	$505	$490	$1,195	$1,685	$484
Olefins & Polyolefins — Europe, Asia, International	152	78	174	252	289	125	230	588	818	333
Intermediates & Derivatives	196	56	128	184	243	228	252	599	851	270
Refining & Oxyfuels	3	76	21	97	140	212	79	373	452	210
Technology	47	14	29	43	78	44	61	151	212	91
Other	(32)	8	72	80	(44)	(29)	(24)	(1)	(25)	14

Total EBITDA	640	448	622	1,070	1,198	1,085	1,088	2,905	3,993	1,402

2010 LCM inventory valuation adjustments	—	—	333	333	32	(323)	—	42	42	—

Total EBITDA excluding LCM inventory valuation adjustments	$640	$448	$955	$1,403	$1,230	$762	$1,088	$2,947	$4,035	$1,402

Add:
Income (loss) from equity investment	55	29	27	56	29	30	84	86	170	58
Unrealized foreign exchange (loss) gain	(202)	(62)	(14)	(76)	(7)	(1)	(264)	(22)	(286)	(3)
Gain on sale of Flavors and Fragrances business	—	—	—	—	—	64	—	64	64	—
Deduct:
2010 LCM inventory valuation adjustments	—	—	(333)	(333)	(32)	323	—	(42)	(42)	—
Depreciation and amortization	(424)	(141)	(129)	(270)	(222)	(207)	(565)	(558)	(1,123)	(215)
Impairment charge	(3)	(6)	—	(6)	—	(28)	(9)	(28)	(37)	(5)
Reorganization items	207	7,373	(8)	7,365	(13)	(2)	7,580	(23)	7,557	(2)
Interest expense, net	(409)	(299)	(120)	(419)	(186)	(222)	(708)	(528)	(1,236)	(155)
Joint venture dividends received	(13)	(5)	(28)	(33)	—	(6)	(18)	(34)	(52)	(96)
(Provision for) benefit from income taxes	(12)	1,135	(28)	1,107	(254)	112	1,123	(170)	953	(263)
Fair value change in warrants	—	—	17	17	(76)	(55)	—	(114)	(114)	(59)
Current cost adjustment to inventory	184	15	—	15	—	—	199	—	199	—
Other	(15)	9	8	17	(2)	(4)	(6)	2	(4)	(2)

LyondellBasell Industries
net income (loss)	8	8,496	347	8,843	467	766	8,504	1,580	10,084	660
Less: Net (income) loss attributable to non-controlling interests	2	58	(5)	53	7	5	60	7	67	3

	$10	$8,554	$342	$8,896	$474	$771	$8,564	$1,587	$10,151	$663

(a)	For periods prior to May 1, 2010, Predecessor segment operating income and EBITDA were determined on a current cost basis. For periods following May 1, 2010, Successor operating income and EBITDA were determined using the LIFO method of inventory accounting.

Table 10 — Selected Segment Operating Information

	2010		2011
	Q1	Q4	Q1
Olefins and Polyolefins — Americas
Volumes (million pounds)
Ethylene produced	2,019	2,152	2,089
Propylene produced	755	695	769
Polyethylene sold	1,330	1,347	1,415
Polypropylene sold	615	611	593
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	78.88	85.24	94.60
Natural gas (USD per million BTUs)	5.36	4.17	4.19
U.S. weighted average cost of ethylene production (cents/pound)	34.3	33.8	32.6
U.S. ethylene (cents/pound)	52.3	47.3	49.3
U.S. polyethylene [high density] (cents/pound)	83.3	83.7	87.7
U.S. propylene (cents/pound)	61.5	57.3	71.7
U.S. polypropylene [homopolymer] (cents/pound)	87.8	83.8	100.8

Olefins and Polyolefins — Europe, Asia, International
Volumes (million pounds)
Ethylene produced	861	913	997
Propylene produced	509	560	608
Polyethylene sold	1,239	1,275	1,314
Polypropylene sold	1,538	1,832	1,704
Benchmark Market Prices
Western Europe weighted average cost of ethylene production (€0.01 per pound)	28.7	35.7	34.7
Western Europe ethylene (€0.01 per pound)	41.6	44.3	52.0
Western Europe polyethylene [high density] (€0.01 per pound)	51.4	52.5	62.1
Western Europe propylene (€0.01 per pound)	38.9	42.6	50.8
Western Europe polypropylene [homopolymer] (€0.01 per pound)	51.3	58.9	66.6

Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	869	860	838
Ethylene oxide and derivatives	265	251	288
Styrene monomer	589	685	852
Acetyls	379	484	439
TBA Intermediates	472	425	485

Refining and Oxyfuels
Volumes
Houston Refining crude processing rate (thousands of barrels per day)	263	233	258
Berre Refinery crude processing rate (thousands of barrels per day)	73	80	101
MTBE/ETBE sales volumes (million gallons)	189	218	196
Benchmark Market Margins
WTI — 2-1-1 (USD per barrel)	6.85	8.97	19.06
WTI — Maya (USD per barrel)	8.94	9.41	4.63
Urals 4-1-2-1 (USD per barrel)	5.91	6.64	7.81
MTBE — Northwest Europe (cents per gallon)	48.2	18.4	58.0
Source: CMAI, Bloomberg, LyondellBasell Industries

Table 11 — Unaudited Income Statement Information

	Predecessor	Successor
	2010		2011
(Millions of U.S. dollars, except per share data)	Q1	Q4	Q1
Sales and other operating revenues	$9,755	$10,610	$12,252
Cost of sales	9,130	9,494	10,943
Selling, general and administrative expenses	217	231	211
Research and development expenses	41	41	33

Operating income	367	844	1,065
Income from equity investments	55	30	58
Interest expense, net	(409)	(222)	(155)
Other expense, net	(200)	(60)	(43)

Income (loss) before income taxes and reorganization items	(187)	592	925
Reorganization items	207	(2)	(2)

Income before taxes	20	590	923
Provision for (benefit from) income taxes	12	(112)	263

Income from continuing operations	8	702	660
Income from discontinued operations, net of tax	—	64	—

Net income	8	766	660
Less: Net loss attributable to non-controlling interests	2	5	3

Net income attributable to the Company	$10	$771	$663

Table 12 — Unaudited Cash Flow Information

	Predecessor	Successor
	2010		2011
(Millions of U.S. dollars)	Q1	Q4	Q1
Net cash provided by (used in) operating activities	$(373)	$728	$221
Net cash used in investing activities	(127)	(46)	(216)
Net cash provided by (used in) financing activities	490	(1,239)	28

Table 13 — Unaudited Balance Sheet Information

	Predecessor	Successor
	March 31,	December 31,	March 31,
(Millions of U.S. dollars)	2010	2010	2011
Cash and cash equivalents	$537	$4,222	$4,383
Short-term investments	2	—	—
Accounts receivable, net	3,642	3,747	4,764
Inventories	3,590	4,824	5,726
Prepaid expenses and other current assets	932	986	1,100

Total current assets	8,703	13,779	15,973
Property, plant and equipment, net	14,687	7,190	7,440
Investments and long-term receivables:
Investment in PO joint ventures	880	437	444
Equity investments	1,125	1,587	1,586
Related party receivable	14	14	14
Other investments and long-term receivables	90	67	66
Goodwill	—	787	807
Intangible assets, net	1,748	1,360	1,344
Other assets, net	338	273	274

Total assets	$27,585	$25,494	$27,948

Current maturities of long-term debt	$487	$4	$253
Short-term debt	6,675	42	51
Accounts payable	2,213	2,761	4,099
Accrued liabilities	1,220	1,705	1,711
Deferred income taxes	163	244	246

Total current liabilities	10,758	4,756	6,360
Long-term debt	304	6,036	5,805
Other liabilities	1,317	2,183	2,043
Deferred income taxes	2,012	923	1,027
Liabilities subject to compromise	22,058	—	—
Stockholders’ equity (deficit)	(8,975)	11,535	12,671
Non-controlling interests	111	61	42

Total liabilities and stockholders’ equity (deficit)	$27,585	$25,494	$27,948